Exhibit 99.1

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 21, 2011, we announced the consummation of the transactions (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of July 30, 2011 (as amended, the "Merger Agreement"), by and among Westwood One, Inc. ("Westwood"), Radio Network Holdings, LLC, a Delaware corporation (since renamed Verge Media Companies LLC, "Merger Sub"), and Verge. Verge merged with and into Merger Sub, with Merger Sub continuing as the surviving company. For a description of the agreements and the credit facilities entered into in connection with the Merger, please refer to the Current Report on Form 8-K filed on October 27, 2011 or Westwood's Quarterly Report on Form 10-Q filed on November 14, 2011 and the agreements filed as exhibits to such filings.

The preliminary unaudited pro forma condensed consolidated balance sheet at September 30, 2011, presents the consolidated balance sheets of Westwood (since renamed Dial Global, Inc.) and Verge, giving effect to the Merger, the refinancing of the pre-Merger debt of each of Westwood and Verge, the stock issuance and related transactions, which we refer to in this section, collectively, as the “Transactions,” as if they had been consummated on September 30, 2011. The preliminary unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 2011 and the year ended December 31, 2010, presents the consolidated statements of income of Westwood and Verge giving effect to the Transactions as if they had occurred on January 1, 2010. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) attributable directly to the Transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results.

We have adjusted the historical consolidated financial statements to give effect to the following events in connection with the Transactions:

•	The reclassification of Westwood's then existing 22,667,591 common stock into Class A Common Stock.

•	The issuance of 34,237,638 shares of Class B Common Stock and 9,691.374 shares of Series A Preferred Stock to Verge's stockholders.

•	The refinancing of then outstanding pre-Merger debt of Westwood and Verge.

•	The elimination of historical transactions between Westwood and Verge.

•	The re-measurement of the assets and liabilities of Westwood (the accounting acquiree in the Merger) to fair value as a result of Verge obtaining a controlling interest in Westwood.

•	Other adjustments necessary to reflect the effects of the Merger.

The transactions contemplated by the Merger Agreement will be accounted for under the acquisition method of accounting in accordance with the authoritative guidance of the Financial Accounting Standards Board for generally accepted accounting principles in the United States with Verge treated as the accounting acquirer. Accordingly, Verge's cost to acquire Westwood has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at October 21, 2011. The allocation of the purchase price is preliminary and is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

You should read this information in conjunction with:

•	the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial information;

•
Westwood's separate historical audited financial statements as of and for the year ended December 31, 2010, included in Westwood's current report on Form 8-K filed on September 6, 2011, and its unaudited financial statements as of and for the nine months ended September 30, 2011, included in Westwood's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011; and

•
Verge's separate historical audited financial statements as of and for the year ended December 31, 2010 included in Exhibit 99.2 hereto and its unaudited financial statements as of and for the nine months ended September 30, 2011, included in Westwood's current report on Form 8-K filed on December 9, 2011.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared for informational purposes only. The preliminary unaudited pro forma adjustments represent management's estimates based on information available at this time. The preliminary unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the Transactions been completed at the dates indicated. In addition, the preliminary unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the Merger.

WESTWOOD ONE, INC.
PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2011
(In thousands)
(unaudited)

	Historical		Pro Forma Adjustments
	Westwood	Verge	Refinancing	Purchase Accounting and Other		Pro Forma as Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$4,733	$319	$36,637	$—	3a	$41,689
Accounts receivable	37,489	46,731	—	—		84,220
Prepaid and other assets	15,431	2,962	—	590	3h	18,983
Current asset of discontinued operations	590	—	—	(590)	3h	—
Total current assets	58,243	50,012	36,637	—		144,892

Property and equipment, net	23,080	5,795	—	—		28,875
Intangible assets, net	23,769	80,612	—	44,777	3b	149,158
Goodwill	25,796	80,963	—	53,553	3c	160,312
Other assets	6,131	8,947	10,308	—	3d	25,386
TOTAL ASSETS	$137,019	$226,329	$46,945	$98,330		$508,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,587	$20,021	$—	$—		$44,608
Amounts payable to related parties	963	12,635	—	—		13,598
Current portion of long term debt	—	15,616	(12,710)	—	3e	2,906
Accrued expenses and other liabilities	17,534	7,456	12,067	15,249	3d, 3f, 3h, 3m	52,306
Current liabilities of discontinued operations	11,244	—	—	(11,244)	3h	—
Total current liabilities	54,328	55,728	(643)	4,005		113,418

Long-term debt	27,000	72,247	135,697	—	3e	234,944
Deferred tax liability	12,989	7,612	—	18,729	3g	39,330
Due to Related Parties	10,610	105,740	(86,350)	—	3e	30,000
Other liabilities	14,428	1,125	—	5,938	3h	21,491
Non-current liabilities of discontinued operations	5,938	—	—	(5,938)	3h	—
TOTAL LIABILITIES	125,293	242,452	48,704	22,734		439,183

Commitments and contingencies

Preferred Stock - Series A	—	—	—	9,691	3i	9,691

STOCKHOLDERS' EQUITY
Common stock	226	5	—	(231)	3j	—
Common stock - Class A	—	—	—	226	3j	226
Common stock - Class B	—	—	—	342	3j	342
Additional paid-in capital	100,731	46,625	—	(23,663)	3k	123,693
Accumulated deficit	(89,231)	(62,753)	(1,759)	89,231	3d, 3l	(64,512)
TOTAL STOCKHOLDERS' EQUITY	11,726	(16,123)	(1,759)	65,905		59,749
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$137,019	$226,329	$46,945	$98,330		$508,623

WESTWOOD ONE, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011
(In thousands, except per share data)
(unaudited)

	Historical		Pro Forma Adjustments
	Westwood	Verge	Refinancing	Purchase Accounting and Other		Pro Forma as Adjusted
Revenue	$133,372	$66,386	$—	$(1,320)	4a	$198,438

Operating costs	140,576	51,568	—	(1,958)	4a, 4b	190,186
Depreciation and amortization	5,070	9,603	—	4,899	4c	19,572
Restructuring charges	1,911	—	—	—		1,911
Special charges	4,474	3,245	—	—		7,719
Total expenses	152,031	64,416	—	2,941		219,388

Operating (loss) income	(18,659)	1,970	—	(4,261)		(20,950)

Interest expense	3,512	16,444	5,735	—	4d	25,691
Other (income) expense	(6,042)	—	—	4,908	4a	(1,134)

Loss from continuing operations before income tax	(16,129)	(14,474)	(5,735)	(9,169)		(45,507)
Income tax (benefit) expense from continuing operations	(6,908)	1,067	(2,237)	(9,670)	4e	(17,748)

Net (loss) income from continuing operations	(9,221)	(15,541)	(3,498)	501		(27,759)

Preferred stock dividends and accretion	—	—	—	(664)	4f	(664)

Net (loss) income attributable to common stockholders from continuing operation	$(9,221)	$(15,541)	$(3,498)	$(163)		$(28,423)

(Loss) Per Share of Common Stock
Basic	$(0.41)					$(0.50)
Diluted	$(0.41)					$(0.50)
Weighted Average Shares Outstanding:
Common Stock
Basic	22,317					56,555
Diluted	22,317					56,555

WESTWOOD ONE, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(In thousands, except per share data)
(unaudited)

	Historical		Pro Forma Adjustments
	Westwood	Verge	Refinancing	Purchase Accounting and Other		Pro Forma as Adjusted
Revenue	$196,986	$94,139	$—	$(2,530)	4a	$288,595

Operating costs	198,129	69,931	—	(3,380)	4a, 4b	264,680
Depreciation and amortization	5,943	13,052	—	6,532	4c	25,527
Restructuring charges	269	—	—	—		269
Special charges	5,448	—	—	—		5,448
Total expenses	209,789	82,983	—	3,152		295,924

Operating (loss) income	(12,803)	11,156	—	(5,682)		(7,329)

Interest expense	7,624	19,543	7,214	—	4d	34,381
Other expense	1,688	561	—	—		2,249

Loss from continuing operations before income tax	(22,115)	(8,948)	(7,214)	(5,682)		(43,959)
Income tax (benefit) expense from continuing operations	(7,922)	(927)	(2,813)	(5,482)	4e	(17,144)

Net loss from continuing operations	(14,193)	(8,021)	(4,401)	(200)		(26,815)

Preferred stock dividends and accretion	—	—	—	(894)	4f	(894)

Net loss attributable to common stockholders from continuing operation	$(14,193)	$(8,021)	$(4,401)	$(1,094)		$(27,709)

(Loss) Per Share of Common Stock
Basic	$(0.64)					$(0.49)
Diluted	$(0.64)					$(0.49)
Weighted Average Shares Outstanding:
Common Stock
Basic	22,173					56,411
Diluted	22,173					56,411

Note 1 - Basis of Presentation
On October 21, 2011, Westwood and Verge consummated the Transactions contemplated by Merger Agreement.

The significant events related to the Transactions include the following:

•	Westwood's then existing 22,667,591 shares of common stock on a share-for-share basis was reclassified into a new class of common stock, Class A Common Stock, par value $0.01 per share.

•	Westwood issued 34,237,638 shares of Class B Common Stock, par value $0.01 per share, to Verge's stockholders upon the closing of the Merger.

•
Westwood designated a new series of preferred stock, Series A Preferred Stock , which is senior to the common stock. Upon the closing of the Merger, we issued 9,691.374 shares of Series A Preferred Stock to stockholders of Verge having an aggregate liquidation preference of $9,691.

•
All of the outstanding debt of Verge and Westwood was paid and Westwood entered into new first and second lien term loan facilities, a first lien revolving credit facility and Senior Subordinated Unsecured PIK Notes (the “PIK Notes”) of Westwood.

Because stockholders of Verge obtained a controlling interest in Westwood as a result of the Merger, we have applied acquisition accounting to the assets and liabilities of the Company, which requires an allocation of the purchase price to the net assets acquired, based on estimated fair values as of the date of the acquisition. As the accounting acquirer, the Verge business continues at its historical or carryover basis. The table below summarizes the preliminary allocation of the purchase price to the assets and liabilities of the Company, as the accounting acquiree, as if the Merger closed on September 30, 2011.

Consideration Transferred
Westwood closing price per share on October 21, 2011	$3.61

Fair Value of 22,667,591 shares of common stock of Westwood	$81,830
Fair Value of Series A Preferred Stock Issued (See Note 3(i) below)	9,691
$91,521

Preliminary Purchase Price Allocation
Current Assets	$58,243
Intangibles	68,546
Property, Plant and Equipment, Net	23,080
Other assets	6,131
Current Liabilities	(54,134)
Long-Term Debt	(37,610)
Deferred Income Taxes	(31,718)
Other Liabilities	(20,366)
Fair Value of Net Assets Acquired	12,172
Goodwill	79,349
Total Estimated Purchase Price	$91,521

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

The authoritative guidance for business combinations requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the guidance establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets which we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect Verge's intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Westwood based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the acquisition.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Westwood would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

Note 2 - Verge
On July 29, 2011, Verge spun off its Digital Services business to its shareholders. The Digital Services business provides streaming, measurement, advertising management and monetization and audience engagement solutions, which cover database, audience and web management systems, to thousands of radio stations worldwide. The Verge historical financial statements as of and for the nine months ended September 30, 2011, and for the year ended December 31, 2010, have been adjusted to reflect the spin-off of Verge's digital business and to condense certain captions to conform to the presentation used in the pro forma financial information.

Note 3 - Unaudited Pro Forma Adjustments - Balance Sheet
The following is a description of the adjustments to the Pro Forma Condensed Combined Balance Sheet as of September 30, 2011:

a)
Represents an increase in cash and cash equivalents (i) of $36,637 to reflect net cash from the refinancing which Westwood intends to use to pay transaction costs related to the Merger and for general corporate purposes.

b)	Represents a net increase in intangible assets, net of $44,777 based upon the estimated fair value of Westwood's net assets at September 30, 2011.
c)	Represents a net increase in goodwill of $53,553 based upon the estimated fair value of Westwood's net assets at September 30, 2011.
d)
Represents a net increase in other assets of $10,308 consisting of $12,067 of deferred financing costs on the first and second lien term loans entered into upon closing of the Merger, net of the reversal of $1,759 of capitalized financing costs in respect of Verge's outstanding debt that was paid with the proceeds of the first and second lien term loans. The $1,759 will be reflected as interest expense in the Company's fourth quarter results.

e)
Represents a net increase in long-term debt of $135,697, a reduction in the current portion of long-term debt of $12,710, and a reduction of debt due to related parties of $86,350, in each case related to (i) the refinancing of the outstanding pre-Merger debt of Verge and Westwood with the proceeds of first and second lien term loans and (ii) through the exchange of existing debt of Verge and Westwood held by certain of their affiliates for PIK Notes of Westwood. Upon the closing of the Merger, the outstanding debt of the combined company (net of original issue discount) was approximately $267,850 consisting of a $145,800 first lien term loan, a $82,450 second lien term loan, $9,600 initial borrowings under the $25,000 first lien revolving credit facility and $30,000 of unsecured PIK Notes (15% interest rate) due to related parties.

f)
Represents a net increase in accrued expenses and other liabilities of $27,316 consisting of (i) an increase of $7,250 for an accrual for costs related to the Merger, (ii) an increase of $12,067 of deferred financing costs as described in Note 3(d) above, (iii) an increase of $11,244 for the reclassification of current liabilities of discontinued operations and (iv) a decrease of $3,245 to deferred revenue. The decrease in deferred revenue relates primarily to a fair value adjustment due to our anticipation of settling contractual commitments for less than historical book value. The merger costs will be recognized as an expense in the Company's fourth quarter results.

g)
Represents an increase in deferred tax liabilities of $18,729 related to the net step-up in fair value of Westwood's intangible assets and deferred revenue based on the estimated fair values of Westwood's net assets at September 30, 2011, and applying an assumed tax rate of 39%, which is subject to change.

h)
Represents an increase in (i) prepaid and other assets of $590 due to a reclassification of current asset of discontinued operations, (ii) in accrued expenses and other liabilities of $11,244 due to a reclassification of current liabilities of discontinued operations and (iii) in other liabilities of $5,938 due to a reclassification of liabilities related to the disposition of Westwood's Metro Traffic business.

i)	Represents the fair value of the 9,691 shares of Series A Preferred Stock that were issued to Verge's stockholders upon closing of the Merger.
j)
Represents the reclassification of Westwood's then existing 22,667,591shares of common stock on a share-for-share basis into Class A Common Stock, par value of $0.01 per share, the issuance of 34,237,638 shares of Class B Common Stock, par value of $0.01 per share, to Verge's shareholders, and the cancellation of Verge's outstanding common stock each upon closing of the Merger.

k)
Represents a net decrease in additional paid-in capital of $23,663 consisting of (i) an elimination of Westwood's historical additional paid-in capital of $100,731 consistent with the acquisition method of accounting to reflect Verge as the accounting acquirer, (ii) an increase of $81,262 to reflect the issuance of the Class B Common Stock to Verge's shareholders upon closing of the Merger and (iii) a decrease of $4,194 related to the portion of the $7,250 accrual for Merger costs.

l)
Represents the elimination of Westwood's historical accumulated deficit consistent with the acquisition method of accounting to reflect Verge as the accounting acquirer and the reversal of $1,759 of capitalized financing costs in respect of Verge's outstanding debt that was paid with the proceeds of the first and second lien term loans.

Note 4 - Unaudited Pro Forma Adjustments - Income Statement
The following is a description of the adjustments to the Pro Forma Statements of Operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010:

a)
From 2006 to July 2011, Verge managed and operated eight formats owned by Westwood (“24/7 Formats”) pursuant to a Management Agreement entered into on May 23, 2006 by and between Westwood and Excelsior Radio Networks, Inc.("Excelsior"), a subsidiary of Verge.  Under the agreement, Excelsior paid royalties to Westwood for the use of the 24/7 Formats and Excelsior had the option to purchase the 24/7 Formats. On July 29, 2011 Excelsior exercised its option to purchase the 24/7 Formats for $4,950, which resulted in Westwood recording a gain of $4,908. Westwood has recorded an adjustment in the pro forma statement of operations to reflect the elimination of the $4,908 gain and the following royalty revenue and expense as intercompany transactions:

Nine Months Ended
September 30, 2011
Revenue	$1,320
Operating costs	$1,320

Year Ended
December 31, 2010
Revenue	$2,530
Operating costs	$2,530

b)
Represents the elimination of management fees that Verge paid to its sole shareholder, Triton Media Group, LLC (“Triton Media”) of $638 and $850 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, which were recorded in the historical financial statements of Verge and pursuant to the Merger Agreement are no longer payable to Triton Media upon closing of the Merger.

c)
Represents an increase in depreciation and amortization of $4,899 and $6,532 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, related to an increase in intangible assets based upon the estimated fair values of Westwood's net assets at September 30, 2011.

d)
Represents a net increase in interest expense of $5,735 and $7,214 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, giving effect to the elimination of historical interest on outstanding debt of Verge and Westwood and an increase in interest expense as a result of incurrence of the first and second lien term loans upon the closing of the Merger and the amortization of debt discounts and deferred financing costs.  At the closing of the Merger, based on then current rates of interest, the annual interest rates were 8.00%, 13.00% and 15.00% for the First Lien Credit Facility, Second Lien Credit Facility and PIK Notes, respectively.

e)
Represents a net increase in income tax benefits from continuing operations of $9,670 and $5,482 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, consisting of (i) the income tax effect on the pro forma adjustments and (ii) an increase in income tax benefits as a result of additional loss from continuing operations attributable to Verge using an assumed tax rate of 39%, which is subject to change. Valuation allowances were not considered.

f)
Represents accrued dividends on the Series A Preferred Stock (issued October 21, 2011) of $664 and $894 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, as if issued on January 1, 2010.

Note 5 - Items Not Adjusted in the Unaudited Pro Forma Financial Information

a)
We have not reflected any additional interest expense for potential additional borrowings of up to $15,400 available under the $25,000 revolving credit facility ($9,600 was drawn at the closing of the Merger). For each $1,000 increase in borrowings, we would incur an additional $80 of interest expense assuming the current interest rate of 8.00%.

b)
We have not reflected any additional purchase consideration for outstanding options of Westwood in the pro forma information as Verge is not obligated to issue replacement awards to the Company’s option holders, Verge does not anticipate issuing replacement options and the Company’s options are not expected to otherwise expire. For presentation in this pro forma information, the Company has not included any additional purchase consideration; however, the Company continues to evaluate the final purchase price. Any additional purchase price would likely result in additional goodwill which would not impact the pro forma statement of operations.

c)
We have not reflected any adjustment to the pro forma balance sheet as of September 30, 2011 for any additional compensation that may result from existing agreements with executive officers, including termination payments, of Westwood or Verge as the conditions for such additional compensation have not been met.

d)
We continue to evaluate the impact, if any, that the Digital Reseller Agreement entered into between Triton Media and Dial Communications Global Media, LLC ("Dial Global") on July 29, 2011 will have on the purchase accounting for the Merger and have not made any adjustment for the Digital Reseller Agreement. Under the agreement, Dial Global agreed to provide, at its sole expense and on an exclusive basis (subject to certain exceptions), services to Triton customarily rendered by terrestrial network radio sales representatives in the United States in exchange for a commission.

e)
We continue to evaluate the impact, if any, that the Indemnity and Contribution Agreement entered into by Westwood, Gores Radio Holdings, LLC ("Gores"), Verge and Triton Media on July 30, 2011 (effective when the Merger closed) will have on the purchase accounting for the Merger and have not made any adjustment for the Indemnity and Contribution Agreement as no indemnity payments thereunder are probable based on current circumstances. In such agreement, Triton agreed to indemnify Westwood if Westwood suffers any losses arising from or directly related to the digital services business and Gores agreed to indemnify Triton if Westwood suffers any losses arising from or directly related to Westwood's sale of its Metro Traffic business.

f)
We continue to evaluate the impact, if any, that Excelsior's purchase from Westwood of the 24/7 Formats that Excelsior had licensed from Westwood since 2006 will have on the purchase accounting for the Merger and have not made any adjustment for the 24/7 Formats transaction that closed on July 29, 2011.